Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into by and between WASHINGTON PRIME GROUP INC., an Indiana corporation (the “Company”), and LOUIS G. CONFORTI (the “Executive”), as of October 6, 2016 (the “Effective Date”).

WHEREAS, the Company and the Executive previously entered into an Agreement, dated as of June 20, 2016, (the “Prior Agreement”), under which the Executive has served as Interim Chief Executive Officer of the Company; and

WHEREAS, the Company and the Executive desire to set forth in writing the terms and conditions of their agreement and understanding with respect to the employment of the Executive as its Chief Executive Officer as of the Effective Date, on the terms and conditions, and for the consideration, hereinafter set forth.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.     Term.  The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company and Washington Prime Group, L.P. (the “Partnership”), subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on December 31, 2019, unless earlier terminated pursuant to Section 3 hereof (the “Employment Period”, which shall include any renewals thereof); provided, that, on December 31, 2019 and each annual anniversary of such date thereafter (such date and each annual anniversary thereof, a “Renewal Date”), unless previously terminated in accordance with the provisions of Section 3 hereof, the Employment Period shall be automatically extended so as to terminate one year from such Renewal Date unless, at least 120 days prior to the Renewal Date, either party shall give written notice to the other that the Employment Period shall not be so extended.

2.     Terms of Employment.

(a)     Position and Duties.

(i)     During the Employment Period, the Executive shall serve the Company as its Chief Executive Officer and shall perform customary and appropriate duties as may be reasonably assigned to the Executive from time to time by the Board of Directors of the Company (the “Board”) and shall provide services to the Partnership. The Executive shall have such responsibilities, power and authority as those normally associated with such position in public companies of a similar stature.  The Executive shall report solely and directly to the Board.  The Executive shall perform his services at the principal offices of the Company in both the Columbus, Ohio and Indianapolis, Indiana metropolitan areas and shall travel for business purposes to the extent reasonably necessary or appropriate in the performance of such services.  During the Employment Period, the Executive shall, without compensation other than that herein provided, also serve and continue to serve, if and when elected and re-elected, as a member of the Board.

(ii)     During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive may be entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and the Partnership and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to serve on corporate (if approved by the Board, such approval not to be unreasonably withheld), civic or charitable boards or committees, deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities in accordance with this Agreement and the Executive complies with applicable provisions of the Company’s code of business conduct and ethics which are in effect from time to time and which have been provided to the Executive in writing.

(b)     Compensation.

(i)     Base Salary.  For the period commencing on the Effective Date through December 31, 2016, the Executive shall continue to receive the salary provided for in the Prior Agreement (the “Stub Base Salary”). Commencing on January 1, 2017, Executive shall receive during the Employment Period an annual base salary at the rate of $900,000 (the “Initial Base Salary”, and whichever salary is then in effect (i.e., the Stub Base Salary or the Initial Base Salary), such salary is referred to as the “Annual Base Salary”).  The Executive’s Annual Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Committee”) pursuant to its normal performance review policies for senior executives.  The Committee may, but shall not be required to, increase the Annual Base Salary at any time for any reason.  The term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as it may be so increased from time to time.  The Annual Base Salary shall not be reduced at any time, including after any such increase, and any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.

(ii)     Annual Bonus. In addition to the Annual Base Salary, the Executive shall be eligible to be awarded, for each fiscal year of the Company commencing with the 2017 fiscal year or (if applicable) portion of a fiscal year (commencing with the 2017 fiscal year) during the Employment Period, an annual bonus (the “Annual Bonus”) pursuant to the terms of the Company’s annual incentive plan, as in effect from time to time.  The Executive’s target Annual Bonus shall be 150% of the rate of the Annual Base Salary (the “Target Bonus”).  The actual Annual Bonus may range from 0% to 200% of the rate of the Target Bonus, based upon the level of achievement of performance goals established by the Committee in consultation with the Executive (which performance goals shall be consistent with those applicable to the Company’s senior executives generally) and communicated to the Executive not later than the 90th day of the applicable fiscal year.  Each Annual Bonus shall be paid in cash on the date on which annual bonuses are paid to senior executives of the Company generally, but not later than two and a half months after the end of the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(iii)     Equity Awards

(A)     Initial RSU Award. On the Effective Date, the Executive shall receive a one-time grant of restricted stock units of the Company (“RSUs”), issued under the Washington Prime Group, L.P. 2014 Stock Incentive Plan (the “2014 Plan”) equal to a number of the Company’s common shares, par value $0.0001 per share (the “Common Stock”), with a Fair Market Value (as defined below) on the date of grant of Three Million, Three Hundred Thousand Dollars ($3,300,000) (the “Initial RSU Award”). The number of RSUs to be issued shall be determined by dividing $3,300,000 by the Fair Market Value of the Company’s Common Stock on the date of grant. The RSUs shall be subject to the terms and conditions of a Restricted Stock Unit Award Agreement, substantially in the form annexed hereto as Exhibit A (the “Initial RSU Award Agreement”), which Initial RSU Award Agreement shall provide for a three-year cliff vesting schedule ending on the third anniversary of the date of grant. Except as otherwise provided in this Agreement, to receive vested RSUs, the Executive must be employed through the applicable vesting date, be in continued compliance with the provisions of Section 8 of this Agreement, and neither the Executive nor the Company may have given notice of the termination of the Executive’s employment. For purposes of this Agreement, “Fair Market Value” means the closing price per share of the Common Stock on the applicable date for purposes of such determination hereunder, as reported on the New York Stock Exchange. During the period prior to vesting, dividend equivalents will be paid with respect to the RSUs granted pursuant to the Initial RSU Award corresponding to the amount of any dividends paid by the Company to the Company’s shareholders for the applicable dividend payment date. Such dividend equivalents will be paid to the Executive when the corresponding dividend is paid to the Company’s stockholders.

(B)     2017 Performance Award Grant. On the date on which 2017 annual equity awards are granted to the Company’s senior executives, the Executive shall receive a one-time grant of performance stock units of the Company (“PSUs”) issued under the 2014 Plan equal to a number of shares of Common Stock with an aggregate Fair Market Value on the date of grant of One Million, Five Hundred Thousand Dollars ($1,500,000) (the “2017 PSU Award”). The target number of PSUs granted to the Executive shall be determined by dividing $1,500,000 by the Fair Market Value of the Company’s Common Stock on the date of grant. The PSUs shall be subject to the terms and conditions of the 2014 Plan and a Performance Stock Unit Award Agreement (the “2017 PSU Award Agreement”), which 2017 PSU Award Agreement shall be substantially in the form of agreements relating to annual performance-based awards granted to other executives of the Company, with such changes therein that are necessary to conform the Executive’s 2017 PSU Award Agreement to the terms of this Section 2 and the terms set forth on Schedule A annexed hereto, and other changes therein as the Committee deems appropriate, provided that no terms of the 2017 PSU Award Agreement shall be inconsistent with the terms of this Agreement. The actual number of PSUs earned may range from 0% to 150% of the target number, based on achievement of the applicable performance criteria over a three-year performance period, as will be established by the Committee in its sole discretion, subject to the terms and conditions of the 2014 Plan. During the period following grant and prior to settlement, dividend equivalents will accrue with respect to the number of PSUs that actually vest at the end of the applicable performance period pursuant to the 2017 PSU Award corresponding to the amount of any dividends paid by the Company to the Company’s shareholders for the applicable dividend payment dates. Such dividend equivalents will be paid to the Executive at the time the PSU is settled. Except as otherwise provided in this Agreement, to receive vested PSUs (and the related dividend equivalents), the Executive must be employed through the end of the applicable performance and vesting period, and be in continued compliance with the provisions of Section 8 of this Agreement.

(C)     2017 Time-Based Award Grant. On the date on which 2017 annual equity awards are granted to the Company’s senior executives, the Executive shall receive a one-time grant of RSUs, issued under the 2014 Plan equal to a number of shares of Common Stock with an aggregate Fair Market Value on the date of grant of One Million, Five Hundred Thousand Dollars ($1,500,000) (the “2017 RSU Award”, and together with the 2017 PSU Award, the “2017 Award”). The number of RSUs to be issued shall be determined by dividing $1,500,000 by the Fair Market Value of the Company’s Common Stock on the date of grant. The RSUs shall be subject to the terms and conditions of the 2014 Plan and a Restricted Stock Unit Award Agreement (the “2017 RSU Award Agreement”; and, together with the 2017 PSU Award Agreement, the “2017 Award Agreements”), which shall be substantially in the form of agreements relating to annual time-based awards granted to other executives of the Company, with such changes therein that are necessary to conform the Executive’s 2017 RSU Award Agreement to the terms of this Section 2 and other changes therein as the Committee deems appropriate, provided that no terms of the 2017 RSU Award Agreement shall be inconsistent with the terms of this Agreement. Vesting of the RSUs that comprise the 2017 RSU Awards shall be time-based and shall vest (and be settled on such vesting date) in three equal tranches of RSUs on each anniversary of the date of grant, subject to the Executive’s continued employment with the Company through each vesting date and his continued compliance with the provisions of Section 8 of this Agreement. During the period prior to vesting, dividend equivalents will be paid with respect to the RSUs granted pursuant to the 2017 RSU Award corresponding to the amount of any dividends paid by the Company to the Company’s shareholders for the applicable dividend payment date. Such dividend equivalents will be paid the Executive when the corresponding dividend is paid to the Company’s stockholders.

(D)     Awards in Future Years. In addition to the 2017 PSU Award and 2017 RSU Award granted pursuant to Sections 2(b)(iii)(B) and (C), for years of the Employment Period after 2017, the Company shall consider granting PSUs and RSUs or other such cash or equity-based long term incentives as deemed appropriate by the Committee, to the Executive, subject to the approval of the Committee, taking into account competitive market compensation opportunities, the Executive’s performance and other factors the Committee deems appropriate. All such grants shall be subject to substantially the same terms and conditions, other than amount and vesting dates, as pertain to the annual equity awards to be granted to other executives of the Company, with such changes therein as the Committee deems appropriate.

(iv)     Welfare Benefits.  The Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in, and shall receive benefits under, welfare benefit plans, practices, policies and programs provided by the Company to the same extent as provided generally to senior executives of the Company.

(v)     Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company in effect for other senior executives of the Company.  The Company reserves the right to amend or cancel any such plan, practice, policy or program in its sole discretion, subject to the terms of such plan, practice, policy or program and applicable law; provided, that no such amendment or cancellation shall be more adverse to the Executive than to other senior executives of the Company.

(vi)     Vacation.  During the Employment Period, the Executive shall be entitled to receive no less than four weeks paid vacation per year.

(vii)     Indemnification.  During and following the Employment Period, the Company shall fully indemnify the Executive for any liability to the fullest extent permitted under applicable state law.  In addition, the Company agrees to continue and maintain, at the Company’s sole expense, a directors’ and officers’ liability insurance policy covering the Executive both during and, while potential liability exists, after the Employment Period that is no less favorable than the policy covering active directors and senior officers of the Company from time to time.

(viii)     Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all business expenses incurred by the Executive in accordance with the Company’s business expense reimbursement policies or as approved by the Board or Audit Committee.

(ix)     Other Benefits.  During the Employment Period, the Executive shall be entitled to participate in all executive and employee benefit plans and programs of the Company on the same basis as provided generally to other senior executives of the Company.  The Company reserves the right to amend or cancel any such plan or program in its sole discretion, subject to the terms of such plan or program and applicable law.

(x)     Prior Agreement. As of the Effective Date, and other than as provided for in Section 2(b) of this Agreement, this Agreement shall supersede and replace, in its entirety, the Prior Agreement and the Executive shall no longer have any rights, benefits or obligations thereunder.

3.     Termination of Employment.

(a)     Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Disability (as defined below) of the Executive has occurred during the Employment Period, the Company may provide the Executive with written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the thirty (30) days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the “permanent and total disability” of the Executive as defined in Section 22(e)(3) of the Code, or any successor provision thereto.

(b)     With or Without Cause.  The Company may terminate the Executive’s employment during the Employment Period either with or without Cause.  For purposes of this Agreement, “Cause” shall mean:

(i)     The Executive’s willful failure to perform or substantially perform the Executive’s material duties with the Company;

(ii)     Illegal conduct or gross misconduct by the Executive that, in either case, is willful and demonstrably and materially injurious to the Company’s business, financial condition or reputation, or, in the good faith determination of the Board, is potentially materially injurious to the Company’s business, financial condition or reputation; or

(iii)     A material breach by the Executive of the Executive’s obligations under this Agreement, including without limitation, a material breach of the restrictive covenants and confidentiality provisions set forth in Section 8 of this Agreement; or

(iv)     The Executive’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime involving moral turpitude, fraud, forgery, embezzlement or similar conduct;

provided, however, that the actions in (i), (ii) and (iii) above will not be considered Cause unless the Executive has failed to cure such actions within 30 days of receiving written notice specifying, with particularity, the events allegedly giving rise to Cause; and, further provided, that such actions will not be considered Cause unless the Company provides such written notice within 90 days of any member of the Board (excluding the Executive, if applicable at the time of such notice) having knowledge of the relevant action.  Further, no act or failure to act by the Executive will be deemed “willful” unless done or omitted to be done not in good faith or without reasonable belief that such action or omission was in the Company’s best interests, and any act or omission by the Executive pursuant to authority given pursuant to a resolution duly adopted by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company.  The Executive will not be deemed to be discharged for Cause unless and until there is delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two thirds (2/3) of the entire membership of the Board (excluding the Executive, if he is then a member of the Board), at a meeting called and duly held for such purpose (after reasonable notice to Executive and an opportunity for the Executive and the Executive’s counsel to be heard before the Board), finding in good faith that Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail.

(c)     Good Reason; Voluntary Termination.  The Executive’s employment may be terminated by the Executive for Good Reason or without Good Reason.  “Good Reason” means the occurrence of any one of the following events without the prior written consent of Executive:

(i)     A material reduction in the Executive’s Annual Base Salary (other than as contemplated by this Agreement relating to the Stub Base Salary and Initial Base Salary) or a material diminution of the Executive’s duties or responsibilities, authorities, powers or functions (including removal, without Cause, from the Board, failure to be nominated to the Board, ceasing to be the Company’s Chief Executive Officer or assignment of duties inconsistent with the Chief Executive Officer position); or

(ii)     Any material breach of this Agreement by the Company, including without limitation any material breach of the award agreements contemplated hereby or the Executive being required to report other than solely and directly to the Board; or

(iii)     The Company’s issuance to the Executive of a notice of non-renewal under Section 1 hereof;

provided, however, that the actions in (i) through (ii) above will not be considered Good Reason unless the Executive shall describe the basis for the occurrence of the Good Reason event in reasonable detail in a Notice of Termination (as defined below) provided to the Company in writing within 60 days of the Executive’s knowledge of the actions giving rise to the Good Reason, and the Company has failed to cure such actions within 30 days of receiving such Notice of Termination (and if the Company does effect a cure within that period, such Notice of Termination shall be ineffective) and, provided, further that that the action in (iii) above will not be considered Good Reason unless the Executive shall serve in accordance with the terms of this Agreement through the end of the then-applicable Employment Period.  Unless the Executive gives the Company a Notice of Termination (as defined below) for Good Reason within 120 days of the initial existence of any event which, after any applicable notice and the lapse of any applicable 30-day grace period, would constitute Good Reason, such event will cease to be an event constituting Good Reason.

(d)     Notice of Termination.  Any termination of employment by the Company or the Executive shall be communicated by a Notice of Termination (as defined below) to the other party hereto given in accordance with Section 11(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (i) indicates the termination provision in this Agreement relied upon and (ii) specifies the Date of Termination (as defined below) if other than the date of receipt of such notice.  The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Company or the Executive, respectively, hereunder or preclude the Company or the Executive, respectively, from asserting such fact or circumstance in enforcing the Company’s or the Executive’s rights hereunder.

(e)     Date of Termination.  “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Company (x) for Cause or (y) for any reason other than for Cause, or due to the Executive’s death or Disability, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than thirty (30) days after the giving of such notice), (ii) if the Executive’s employment is terminated by reason of death or by the Company for Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, (iii) if the Executive’s employment is terminated by the Executive for Good Reason under Section 3(c)(i) or Section 3(c)(ii) or without Good Reason, thirty (30) days from the date of the Company’s receipt of the Notice of Termination, or such later date as is mutually agreed by the Company and the Executive (subject to the Company’s right, if applicable, to cure the Good Reason event), or (iv) ( if the Executive’s employment is terminated pursuant to Section 3(c)(iii) as a result of the Company’s issuance to him of a notice of non-renewal, the date of termination shall be the last day of the applicable Employment Period or such later date as is mutually agreed by the Company and the Executive. Notwithstanding the foregoing, in no event shall the Date of Termination occur until the Executive experiences a “separation from service” within the meaning of Section 409A of the Code and, notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the “Date of Termination.”

4.     Obligations of the Company upon Termination.

(a)     By the Company for Any Reason Other Than for Cause, Death or Disability, or By the Executive for Good Reason. Subject to Section 5, if, during the Employment Period, (x) the Company shall terminate the Executive’s employment for any reason other than (i) for Cause, or (ii) due to the Executive’s death or Disability or (y) the Executive shall terminate employment for Good Reason, the Company shall pay and provide to the Executive the following amounts and benefits:

(i)     a lump sum cash payment within 30 days after the Date of Termination equal to the aggregate of the following amounts: (1) the Executive’s Annual Base Salary and vacation pay through the Date of Termination, (2) the Executive’s accrued Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs (other than any portion of such Annual Bonus that was previously deferred, which portion shall instead be paid in accordance with the applicable deferral election) if such bonus has not been paid as of the Date of Termination, and (3) the Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Company policy, in the case of each of clauses (1) through (3), to the extent not previously paid (the sum of the amounts described in clauses (1) through (3)  shall be hereinafter referred to as the “Accrued Obligations”); and

(ii)     subject to the Executive’s continued compliance with the provisions of Section 8 of this Agreement and the Executive’s delivery (and non-revocation) of an executed release of claims against the Company and its officers, directors, employees and affiliates in substantially the form attached hereto as Exhibit B (the “Release”), which Release must be executed and delivered to the Company and the period in which it may be revoked must expire not later than thirty 30 days after the Date of Termination (the “Release Deadline”):

(A)     an amount equal to two times the sum of (i) the Executive’s Annual Base Salary and (ii) the Executive’s Target Bonus as in effect for the fiscal year of the Company in which the Date of Termination occurs, which amount shall be paid:

(I)     if the Date of Termination occurs on or prior to June 20, 2017, then (a) in installments made in accordance with the Company’s normal payroll practices, which shall begin on the first regularly scheduled payday following the Date of Termination and end on the first payday following June 20, 2017 (the “June Payday”); provided, however, that each such installment shall be paid at the same time and shall be equal in amount to the installments the Executive was entitled to receive pursuant to Section 4 of the Prior Agreement upon a termination without cause (the “Pre-June Installment Payments”), and (b) any additional amount owed to the Executive pursuant to this Section 4(a)(ii)(A) that has not been paid to the Executive prior to the June Payday as part of the Pre-June Installment Payments shall be divided into equal installments and paid to the Executive beginning on the first payday following the June Payday and ending on the first payday following the one year anniversary of the Date of Termination in accordance with the Company’s normal payroll practices; provided, further, that if the Executive fails to execute and deliver the Release by the Release Deadline, the Executive must immediately repay all amounts (if any) previously paid to the Executive by the Company pursuant to this subsection (I) no later than ten (10) days following the Release Deadline; and

(II)     if the Date of Termination occurs following June 20, 2017, then in equal installments made in accordance with the Company’s normal payroll practices, which shall begin on the first regularly scheduled payday following the Date of Termination and end on the first payday following the one year anniversary of the Date of Termination; provided that, if any installment payment(s) would occur prior to the Release Deadline, such installment payment(s) shall be delayed until the first payday following the Release Deadline and payments made on such payday shall include all amounts that would otherwise have been paid to the Executive prior to the Release Deadline in addition to any installment otherwise payable on such date;

(B)     to the extent permitted by the Company’s group health insurance carrier and as would not cause the Company to incur tax or other penalties, the Company shall pay to Executive an after-tax amount equal to the monthly amount of the COBRA (as defined below) continuation coverage premium under the Company’s group medical plans as in effect from time to time, for eighteen (18) months following the Date of Termination, in accordance with the Company’s normal payroll practices; provided that, if any installment payment(s) would occur prior to the Release Deadline, such installment payment(s) shall be delayed until the first payday following the Release Deadline and payments made on such payday shall include all amounts that would otherwise have been paid to the Executive prior to the Release Deadline in addition to any installment otherwise payable on such date.  The receipt of such health care benefits shall be conditioned upon the Executive making a timely election to receive coverage provided to former employees under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and Section 4980B of the Code and continuing such coverage for so long as it may be available, and thereafter continuing to pay an amount equal to the monthly COBRA premium as in effect at the Company from time to time in respect of the applicable level of coverage.  If Executive allows such coverage to lapse by not paying the applicable amount, such coverage may not thereafter be reinstated (the benefits provided pursuant to this Section 4(a)(ii)(B), the “Post-Employment Health Care Benefits”);

(C)     upon the first business day following the Release Deadline, full accelerated vesting of any outstanding (i) Initial RSU Award, (ii) 2017 RSU Award, (iii) normal annual time-based equity or time-based equity-based awards, including RSUs, granted in 2018 or 2019, and (iv) unless otherwise specified in an individual award agreement, any other time-based equity or time-based equity-based awards granted to the Executive after the Effective Date then outstanding and not otherwise vested, and waiver of any service-based vesting conditions on any other outstanding equity-based or long-term performance awards (the “Time-Based Award Vesting Benefits”);

(D)     with respect to any outstanding PSUs or other performance-based awards, including any outstanding 2017 PSU Awards or any PSUs granted in 2018 and 2019, such awards shall be (A) vested based on actual performance over the applicable performance period without regard to any applicable service vesting condition, and (B) (i) if such award is a short term deferral (within the meaning of Section 409A of the Code), then settled no earlier than the first business day following the Release Deadline and no later than the end of the applicable short term deferral period or (ii) if such award constitutes deferred compensation (within the meaning of Section 409A of the Code), then settled at the time and in the form specified in the applicable award agreement (the “Performance Award Vesting Benefits”), unless otherwise specified in an individual award agreement with respect to (x) an annual performance-based award granted after 2019 or (y) a special one-time performance-based award;

(E)     a pro rata portion of Executive’s Annual Bonus for the year in which the Date of Termination occurs, based on (I) the portion of such year the Executive was employed hereunder and (II) actual performance for such period (which shall be paid as soon as possible following the end of the performance period but no earlier than the first business day following the Release Deadline and no later than two and a half months following the end of the Company’s fiscal year in which the Date of Termination occurs) (the “Pro-Rata Bonus”); and

(iii)     to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or that the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”), such amounts or benefits to be paid or provided at the time and in the form provided in the applicable plan or policy.

Notwithstanding the foregoing provisions of this Section 4(a), in the event that the Executive is a “specified employee” (within the meaning of Section 409A of the Code and with such classification to be determined in accordance with the methodology established by the applicable employer) (a “Specified Employee”), amounts and benefits (other than the Accrued Obligations) that are deferred compensation (within the meaning of Section 409A of the Code) that would otherwise be payable or provided under Section 4(a) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payments at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”), on the first business day after the earlier of (i) the date of the Executive’s death and (ii) the date that is six months following the Date of Termination (the “409A Payment Date”).  For the avoidance of doubt, the parties hereto acknowledge that the severance payments and benefits described in this Agreement are intended, to the fullest extent possible, to be exempt from the operation of Section 409A of the Code and not “deferred compensation” within the meaning of Section 409A.

Further, for avoidance of doubt, if the Executive does not deliver to the Company an executed Release by the Release Deadline then the Company shall have no obligation to make any payment or provide any benefit under Section 4(a)(ii) of this Agreement.

(b)     Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than payment or provision of (i) the Accrued Obligations, (ii) the Other Benefits, and (iii) subject to the Executive’s delivery of an executed Release prior to the Release Deadline, the Time-Based Award Vesting Benefits, the Performance Award Vesting Benefits, the Post-Employment Health Care Benefits and the Pro Rata Bonus.  The term “Other Benefits,” as utilized in this Section 4(b) shall include death benefits as in effect on the date of the Executive’s death with respect to senior executives of the Company. All payments and benefits enumerated in (i)-(iii) of this sub-section shall be paid at the same time and in the same form described in Section 4(a).

(c)     Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than payment or provision of (i) the Accrued Obligations, (ii) the Other Benefits, and (iii) subject to the Executive’s delivery of an executed Release prior to the Release Deadline, the Time-Based Award Vesting Benefits, the Performance Award Vesting Benefits, the Post-Employment Health Care Benefits and the Pro Rata Bonus. The term “Other Benefits,” as utilized in this Section 4(c), shall include short-term and long-term disability benefits as in effect on the date of the Executive’s Disability with respect to senior executives of the Company. All payments and benefits enumerated in (i)-(iii) of this sub-section shall be paid at the same time and in the same form described in Section 4(a).

(d)     By the Company for Cause; By the Executive Without Good Reason.  If the Executive’s employment shall be terminated (x) by the Company for Cause or (y) by the Executive without Good Reason, which may include a termination of employment resulting from the Executive giving a notice to the Company of his non-renewal in accordance with Section 1 (without in any way limiting the right of the Executive to terminate his employment for Good Reason in accordance with the terms of this Agreement), and, in each of (x) and (y) of this Section 4(d), except as otherwise provided herein, this Agreement shall terminate without further obligations to the Executive other than the obligation to provide the Executive with (i) the Accrued Obligations and (ii) the Other Benefits; provided, however, that if the Executive’s employment shall be terminated by the Company for Cause, the term “Accrued Obligations” shall not be deemed to include the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs.  All payments and benefits enumerated in (i)-(ii) of this sub-section shall be paid at the same time and in the same form described in Section 4(a).

5.     Change in Control.

(a)     Notwithstanding anything contained herein to the contrary or in Section 11 of the 2014 Plan, in the event of a Change in Control (as defined below):

(i)     with respect to any performance-based equity awards outstanding as of the date of the Change in Control, (A) the performance period shall be deemed to have ended on the date of the Change in Control and the attainment of the performance goals shall be calculated by reference to performance as of the date of the Change in Control, as determined by the Committee in good faith in its sole discretion and (B) the number of performance-based equity awards earned pursuant to clause (A) shall be converted to time-vesting RSUs which shall vest as follows: (i) if the surviving or successor entity in the Change in Control does not continue, assume or replace such RSUs with a substitute grant with the same intrinsic value (“Substitute Stock”), such RSUs will vest on the date of the Change in Control; or (ii) if the surviving or successor entity in the Change in Control continues, assumes or replaces such shares of stock with Substitute Stock, then such shares of Substitute Stock shall vest on the earlier of (x) the last day of the original performance period (as set forth in the applicable award agreement between the Executive and the Company) if the Executive provides continuous service to the Company, the surviving or successor entity, or one of their respective affiliates until the last day of such performance period or (y) the date that Executive’s service to the Company, the surviving or successor entity, or one of their respective affiliates is terminated, to the extent provided in Section 4(a), Section 4(b), Section 4(c), or Section 5(b) hereof; and

(ii)     time-based equity awards outstanding as of the date of the Change in Control shall vest as follows: (i) if the surviving or successor entity in the Change in Control does not continue, assume or replace such RSUs with Substitute Stock, such RSUs will vest on the date of the Change in Control; or (ii) if the surviving or successor entity in the Change in Control continues, assumes or replaces such shares of stock with Substitute Stock, then such shares of Substitute Stock shall vest on the earlier of (x) the original vesting date or dates (as set forth in the applicable award agreement between the Executive and the Company) if the Executive provides continuous service to the Company, the surviving or successor entity, or one of their respective affiliates through such vesting date or (y) the date that Executive’s service to the Company, the surviving or successor entity, or one of their respective affiliates is terminated, to the extent provided in Section 4(a), Section 4(b), Section 4(c), or Section 5(b) hereof.

For avoidance of doubt, Substitute Stock can only have the same intrinsic value if it is in the form of publicly registered stock that is readily traded on a major stock exchange.

“Change in Control” shall have the meaning given to that term in the 2014 Plan; provided, however, to the extent the impact of a Change in Control on a payment would subject the Executive to additional taxes under the Section 409A of the Code, a Change in Control for purposes of such payment will mean both a Change in Control and a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” within the meaning of Section 409A of the Code and the regulations promulgated thereunder as applied to the Company.

(b)     In the event that during the Employment Period, (x) the Company shall terminate the Executive’s employment for any reason other than (i) for Cause, or (ii) due to the Executive’s death or Disability or (y) the Executive shall terminate employment for Good Reason, in either case upon or within two (2) years after a Change in Control, then the Company shall pay and provide to the Executive, as applicable, in lieu of the payments and benefits described in Section 4, the following:

(i)     the Accrued Obligations, which shall be paid within 30 days after the Date of Termination;

(ii)     the Other Benefits, which shall be paid or provided at the time and in the form provided in the applicable plan or policy;

(iii)     subject to the Executive’s continued compliance with the provisions of Section 8 of this Agreement and the Executive’s delivery of a Release by the Release Deadline:

(A)     a lump sum payment equal to the sum of two (2) times the sum of (i) the Executive’s Annual Base Salary and (ii) the Executive’s Target Bonus as in effect for the fiscal year in which the Date of Termination occurs, which shall be paid on first regularly scheduled payday following the Release Deadline;

(B)     the Post-Employment Health Care Benefits, which shall be provided at the time and in the form described in Section 4(a);

(C)     upon the first business day following the Release Deadline, full vesting of any outstanding RSUs (including PSUs converted into RSUs in connection with the Change in Control) or other service-based equity or equity-based awards;

(D)     for any outstanding performance periods, any PSUs or other performance-based awards shall be (A) vested based on actual performance over the applicable performance period without regard to any applicable service vesting condition, and (B) (i) if such award is a short term deferral (within the meaning of Section 409A of the Code), then settled no earlier than the first business day following the Release Deadline and no later than the end of the applicable short term deferral period or (ii) if such award constitutes deferred compensation (within the meaning of Section 409A of the Code), then settled at the time and in the form specified in the applicable award agreement, unless otherwise specified in an individual award agreement with respect to (i) an annual performance-based award granted after 2019 or (ii) a special one-time performance-based award; and

(E)     a pro rata portion of Executive’s Target Bonus for the year in which the termination of employment occurs, based on the portion of such year the Executive was employed hereunder, which shall be paid on first regularly scheduled payday following the Release Deadline.

Notwithstanding the foregoing provisions of this Section 5(b), in the event that the Executive is a Specified Employee, amounts and benefits that are deferred compensation (within the meaning of Section 409A of the Code) that would otherwise be payable or provided under this Section 5 (other than the Accrued Obligations) during the six-month period immediately following the Date of Termination shall instead be paid, with Interest, on the 409A Payment Date.  For the avoidance of doubt, the parties hereto acknowledge that the payments and benefits described in this Section 5 are intended, to the fullest extent possible, to be exempt from the operation of Section 409A of the Code and not “deferred compensation” within the meaning of Section 409A.

6.     Non-exclusivity of Rights.  Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive qualifies pursuant to its terms, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive pursuant to the terms of any plan, program, policy or practice of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

7.     No Mitigation; Legal Fees.

(a)     In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced or otherwise subject to offset in any manner, regardless of whether the Executive obtains other employment.

(b)     In the event of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement) (each, a “Contest”) the Company agrees to reimburse the Executive, to the full extent permitted by law, all legal fees and expenses that the Executive may reasonably incur at any time from the Effective Date of this Agreement through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) as a result of such Contest; provided, however, that (i) if such Contest is initiated on or after a Change in Control, or a Change in Control occurs during the pendency of such Contest, reimbursement of such fees and expenses will not be provided if the Executive is found pursuant to a judgment, decree or order of a court of competent jurisdiction, in accordance with the dispute resolution procedures in Section 11(a), to not have acted in good faith in bringing or defending the relevant action, and (ii) if such Contest is initiated prior to a Change in Control and a Change in Control does not occur during the pendency of such Contest, reimbursement of such fees and expenses shall be provided only if the Executive substantially prevails on at least one substantive issue in such Contest.  In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 7(b) be made later than the end of the calendar year next following the calendar year in which such Contest is finally resolved, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such Contest is finally resolved.  The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Executive’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

(c)     The Company agrees to pay directly to the Executive’s attorneys and advisors up to $25,000 in respect of attorneys’ and other outside advisors’ fees incurred by the Executive with respect to the preparation of this Agreement (and all term sheets and other employment arrangements prepared in connection therewith), provided, that the Executive shall have submitted an invoice for such fees not later than 60 days after the Effective Date and the Company shall make such payment within 10 business days following the Company’s receipt of an invoice from the Executive, but in any event not later than two and one-half (2 1/2) months after the end of the current calendar year.

8.     Restrictive Covenants.

(a)     Confidential Information.  During the Employment Period and thereafter, the Executive shall keep secret and retain in the strictest confidence, and shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, including without limitation, any data, information, ideas, knowledge and papers pertaining to the customers, prospective customers, prospective products or business methods of the Company, including without limitation the business methods, plans and procedures of the Company, that shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and that shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process after reasonable advance written notice to the Company, use, communicate or divulge any such information, knowledge or data, directly or indirectly, to anyone other than the Company and those designated by it.  Nothing contained in this Agreement shall prohibit the Executive from disclosing or using information (i) which is now known by or hereafter becomes available to the general public (other than by acts by the Executive or representatives of the Executive in violation of this Agreement); (ii) which became known to the Executive from a source other than Company, or any of its subsidiaries or affiliates, other than as a result of a breach (known or which should have been known to the Executive) by such source of an obligation of confidentiality owed by it to Company, or any of its subsidiaries or affiliates (but not if such information was known by the Executive at such time of disclosure or use to be confidential); (iii) in connection with the proper performance of his duties hereunder, (iv) which is otherwise legally required (but only if the Executive gives reasonable advance notice to the Company of such disclosure obligation to the extent legally permitted, and cooperates with the Company (at the Company’s expense), if requested, in resisting such disclosure) or (v) which is reasonably appropriate in connection with a litigation or arbitration related to this Agreement or any award agreement contemplated hereby.

(b)     Non-competition. During the period commencing on the Effective Date and ending on the first anniversary of the Date of Termination (the “Covenant Period”), the Executive shall not engage in, have an interest in, or otherwise be employed by or, as an owner, operator, partner, member, manager, employee, officer, director, consultant, advisor, lender, or representative, associate with, or permit his name to be used in connection with the activities of, any business or organization engaged in the ownership, development, management, leasing, expansion or acquisition of indoor or outdoor shopping centers or malls (the “Business”), in (x) in North America or (y) any country outside of North America in which the Company or any of its affiliates is engaged in the ownership, development, management, leasing, expansion or acquisition of indoor or outdoor shopping centers or malls, or has indicated an intent to do so or interest in doing so as evidenced by a written plan or proposal prepared by or presented to senior management of the Company prior to the Date of Termination; other than for or on behalf of, or at the request of, the Company or any affiliate; provided, that passive ownership of less than two percent (2%) of the outstanding stock of any publicly traded corporation (or private company through an investment in a hedge fund or private equity fund, or similar vehicle) shall not be deemed to be a violation of this Section 8(b) solely by reason thereof.  Notwithstanding the foregoing, the provisions of this Section 8(b) shall not be violated by the Executive being employed by, associating with or otherwise providing services to a subsidiary, division or unit of any entity where such entity has a subsidiary, division or unit (other than the subsidiary, division or unit with which the Executive is employed, associated with or otherwise provides services to) which is engaged in the Business so long as the Executive does not provide services or advice, with or without specific compensation, to the subsidiary, division or unit engaged in the Business.

(c)     Non-solicitation of Employees.  During the Covenant Period, the Executive shall not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company until six (6) months after such individual’s employment relationship with the Company has been terminated or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way knowingly interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand; provided, that solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such persons and employment of any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 8(c). The Executive shall not be in violation of this Section 8(c) solely by providing a reference for a former employee of the Company.

(d)     Non-Disparagement. The Executive agrees not to make any public disparaging, negative, or defamatory comments about the Company including the Company’s business, its directors, officers, employees, parents, subsidiaries, partners, affiliates, operating divisions, representatives or agents, or any of them, whether written, oral, or electronic.  In particular, the Executive agrees to make no public statements including, but not limited to, press releases, statements to journalists, employees, prospective employers, interviews, editorials, commentaries, or speeches, that disparage or may disparage the Company’s business, are critical of the Company or its business, or would cast the Company or its business in a negative light.  In addition to the confidentiality requirements set forth in this Agreement and those imposed by law, the Executive further agrees not to provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating the Company’s business, that would support, directly or indirectly, any disparaging, negative or defamatory statement, whether written or oral. This Section 8(d) shall not be violated by (i) responding publicly to incorrect, disparaging, or derogatory public statements to the extent reasonably necessary to correct or refute such public statements or (ii) making any truthful statement to the extent (y) reasonably necessary in connection with any litigation, arbitration, or mediation or (z) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the person to disclose or make accessible such information.  The Company agrees not to make any public statement which is disparaging or defamatory about the Executive, whether written, oral, or electronic.  The Company’s obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above and any member of the Board (“Specified Executives”), and it is agreed and understood that any such communication by any Specified Executive (or by any executive at the behest of a Specified Executive) shall be deemed to be a breach of this Section 8(d) by the Company.

(e)     Prior Notice Required.  The Executive hereby agrees that, prior to accepting employment with any other person or entity during the Covenant Period, the Executive will provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered simultaneously to the General Counsel of the Company.

(f)     Return of Company Property/Passwords.  The Executive hereby expressly covenants and agrees that following termination of the Executive’s employment with the Company for any reason or at any time upon the Company’s written request, the Executive will promptly return to the Company all property of the Company in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Company passwords, credit cards, keys, beepers, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Company or its personnel or affairs.  Notwithstanding the foregoing, the Executive shall be permitted to retain his rolodex (or similar list of personal contacts), compensation-related data, information needed for tax purposes and other personal items.

(g)     Executive Covenants Generally.

(i)     The Executive’s covenants as set forth in this Section 8 are from time to time referred to herein as the “Executive Covenants.” If any of the Executive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Executive Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Executive Covenants shall not be affected thereby; provided, however, that if any of the Executive Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Executive Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(ii)     The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company and its controlled affiliates, but the Executive nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent his from otherwise earning a living.  The Executive has carefully considered the nature and extent of the restrictions place upon his by this Section 8, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

(h)     Enforcement.  Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 8.  Therefore, in the event of a breach or threatened breach of this Section 8, the Company or its respective successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security) or require the Executive to account for and pay over to the Company all compensation, profits, moneys, accruals or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein, if and when final judgment of a court of competent jurisdiction is so entered against the Executive.

(i)     Interpretation.  For purposes of this Section 8, references to “the Company” shall mean the Company as hereinbefore defined and any of its controlled affiliated companies.

9.     280G Protection.

(a)     Notwithstanding anything to the contrary in this Agreement, in the event that the Executive shall become entitled to payment and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, by any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive the greater of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes at the maximum marginal rates) (x) the Company Payments or (y) one dollar less than the amount of the Company Payments that would subject the Executive to the Excise Tax. In the event that the Company Payments are required to be reduced pursuant to the foregoing sentence, then the Company Payments shall be reduced as mutually agreed between the Company and the Executive or, in the event the parties cannot agree, in the following order (1) any lump sum severance based on Base Salary or Annual Bonus, (2) any other cash amounts payable to the Executive, (3) any benefits valued as parachute payments; (4) acceleration of vesting of any securities in respect of performance-based awards; and (5) acceleration of vesting of any securities in respect of time-based awards.

(b)     For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the “Accountants”) such Company Payments (in whole or in part) either expressly do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants. All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. If the Accountants determine that payments under this Agreement and/or any award agreement between the Company and the Executive must be reduced pursuant to this paragraph, they shall furnish the Executive with a written opinion or memoranda to such effect. The determination of the Accountants shall be final and binding upon the Company and the Executive.

(c)     In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority regarding the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive’s representative shall cooperate with the Company and its representative.

10.     Successors.

(a)     This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)     This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.  As used in this Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Company.

11.     Miscellaneous.

(a)     This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without reference to principles of conflict of laws.  Venue for a dispute in respect of this Agreement shall be the federal courts located in Columbus, Ohio.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.  This Agreement shall supersede and replace any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Agreement, including without limitation the Prior Agreement (other than as set forth in Section 2(b) hereof), and the Executive shall not be entitled to any severance pay or benefits under any other severance plan, program or policy of the Company and the affiliated companies. Notwithstanding anything to the contrary contained in this Agreement, the Prior Agreement or otherwise, none of the execution of this Agreement, nor the consummation of the events contemplated by this Agreement (including without limitation, the cessation of the Executive’s service as interim Chief Executive Officer of the Company), the commencement of the Executive’s service as Chief Executive Officer, nor any other event, action or occurrence prior to the Effective Date shall constitute Good Reason or a termination without Cause or any other termination of employment for purposes of this Agreement, the Prior Agreement or any other agreement.

(b)     All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Company.

With a copy to:

If to the Company:	Washington Prime Group Inc. 180 East Broad Street Columbus, Ohio 43215
Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)     The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)     The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)     The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)     Any provision of this Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.

(g)     This Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code.  The Company and the Executive mutually intend to structure the payments and benefits described in this Agreement, and the Executive’s other compensation, to be exempt from or to comply with the requirements of Section 409A of the Code to the fullest extent applicable.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code.  In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  If the Executive dies following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within 30 days after the date of the Executive’s death.

All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least 10 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Executive’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Executive’s remaining lifetime (or if longer, through the 20th anniversary of the Effective Date).  Prior to a Change in Control, but within the time period permitted by the applicable Treasury Regulations, the Company may, in consultation with the Executive, modify the Agreement, in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, in order to cause the provisions of the Agreement to comply with the requirements of Section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to Section 409A of the Code. For purposes of this Agreement, the term “Section 409A of the Code” shall include the implementing regulations thereunder.

12.     Recoupment.

(a)     In the event of a restatement of the Company’s consolidated financial statements, the Board shall have the right to take appropriate action to recoup from the Executive any portion of any bonus and other equity or non-equity compensation received by the Executive the payment, grant or vesting of which was tied to the achievement of one or more specific performance targets, which bonus or other compensation would not have been paid, granted or vested based on the restated financial statements for the applicable period; provided, that such actions are commensurate with those actions taken with respect to other senior executives of the Company who are or were similarly situated.  This Section 12(a) shall become ineffective at such time as the Company adopts a clawback policy pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) which applies to the Executive.  Any amounts required to be repaid hereunder shall be reduced by any un-refundable taxes paid thereon by the Executive.  The Company shall be permitted to request any recoupment at any time within the Employment Period or for three (3) years thereafter (unless a longer period is required pursuant to Dodd-Frank).

(b)     In the event the Company is entitled to, and seeks, recoupment under this Section 12, the Executive shall, no later than sixty (60) days following the request, reimburse the amounts which the Company is entitled to recoup hereunder.  If the Executive fails to pay such reimbursement, to the extent permitted by applicable law and not in violation of Section 409A of the Code, the Company shall have the right to (i) deduct the amount to be reimbursed hereunder from the compensation or other payments due to the Executive from the Company or (ii) take any other appropriate action to recoup such payments.  The Executive acknowledges that the Company does not waive its right to seek recoupment of any amounts as described under this Section 12 for failure to demand repayment or reduce the payments made to the Executive.  Any such waiver must be done in a writing that is signed by both the Company and the Executive.

(c)     The rights contained in this Section 12 shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

LOUIS G. CONFORTI
/s/ Louis G. Conforti

WASHINGTON PRIME GROUP INC.

By:	/s/ Mark E. Yale
Name: Mark E. Yale
Title: EVP and CFO

SCHEDULE A

2017 Grants

The 2017 RSU Grant shall be at $1.5 million at target, grant-date fair value and shall vest in three equal annual installments.

The 2017 PSU Grant shall be at $1.5 million at target, grant-date fair value and shall include the following terms:

●	PSUs tied to a three-year prospective TSR relative to the Company’s retail REIT peer group.

●	Payout Schedule:

WPG 3-Year TSR %-ile Rank	Earned Share Units (% of Target)
< 30th Percentile	0%
30th Percentile	25%
40th Percentile	50%
50th Percentile	75%
60th Percentile	100%
70th Percentile	125%
80th Percentile	150%

Number of earned share units is linearly interpolated for performance between levels.

●	Payouts limited to 100% of target if absolute TSR is negative.

EXHIBIT A

WASHINGTON PRIME GROUP

EMPLOYEE RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (“Agreement”) made as of October 6, 2016 (the “Award Date”) among Washington Prime Group Inc., an Indiana corporation (the “Company”), its subsidiary, Washington Prime Group, L.P., an Indiana limited partnership and the entity through which the Company conducts substantially all of its operations (the “Partnership”), and the individual listed as participant on the signature page hereto (together with his or her successors and assigns, the “Participant”).

Recitals

1.     The Participant is an employee of the Company or one of its Affiliates and provides services to the Partnership.

2.     The Partnership has adopted the Partnership’s 2014 Stock Incentive Plan (as further amended, restated or supplemented from time to time hereafter, the “Plan”) to provide, among others, employees of the Partnership or an Affiliate (including the Company) with equity-based incentives to maintain and enhance the performance and profitability of the Partnership and the Company.

3.     Reference is made to the Employment Agreement between the Participant and the Company dated as of October 6, 2016 (the “Employment Agreement”). For purposes of this Award, the term “Cause” shall be as defined in the Employment Agreement. Defined terms that are not otherwise defined in this Agreement, are as defined in the Plan or the Employment Agreement, as applicable. This Award is intended to comply with the terms of the Employment Agreement and the terms of the Plan.

4.     This Agreement evidences an award (the “Award”) of the number of Restricted Stock Units specified in Section 2 of this Agreement, as approved by the Committee.

NOW, THEREFORE, the Company, the Partnership and the Participant agree as follows:

(a)     Administration; Incorporation of the Plan. This Award shall be administered by the Committee which has the powers and authority as set forth in the Plan. The Committee will make the determinations and certifications required by this Award as promptly as reasonably practicable following the occurrence of the event or events necessitating such determinations or certifications. The provisions of the Plan are hereby incorporated by reference as if set forth herein. Should there be any conflict between the terms of this Agreement on the one hand, and the Plan on the other hand, the terms of this Agreement shall prevail. Should there be a conflict between the terms of this Agreement on the one hand, and the Employment Agreement on the other hand, the terms of the Employment Agreement shall prevail.

(b)     Award.

(i)     Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Participant is hereby granted Two Hundred Eight-Four Thousand Four Hundred and Eighty-Three (284,483) Restricted Stock Units as of the Award Date. Each Restricted Stock Unit represents a conditional right to receive one share of Common Stock.

(ii)     Vesting. Subject to the Participant’s continued compliance with the provisions of Section 8 of the Employment Agreement, the Restricted Stock Units granted hereunder will vest and become nonforfeitable with respect to 100% of the Award on the earliest to occur of the following dates (i) the third anniversary of the Award Date, provided that the Participant remains in continuous employment with the Company or one of its Affiliates through such date, (ii) if the Participant’s employment with the Company and its Affiliates terminates before the third anniversary of the Award Date due to death, Disability, a termination by the Company for any reason other than for Cause, or a termination by the Participant for Good Reason, the first business day following the Release Deadline as provided in Section 4(a), Section 4(b), Section 4(c), or Section 5(b) of the Employment Agreement, as applicable; provided that the Participant has timely executed a Release and the period during which such Release may be revoked has expired prior to the Release Deadline, and (iii) in the event of a Change in Control (as defined in the Employment Agreement) that occurs prior to the third anniversary of the Award Date, the date provided in Section 5(a)(ii) of the Employment Agreement, subject to the conditions therein. The date on which the Restricted Stock Units become vested and non-forfeitable pursuant to this Section 2(a) is hereinafter referred to as the “Vesting Date.” For purposes of clarity, if the Participant terminates his employment without Good Reason prior to the Vesting Date or the Company terminates the Participant’s employment for Cause, the Restricted Stock Units shall be forfeited immediately upon the Date of Termination and the Participant shall have no further rights with respect to such Restricted Stock Units.

(iii)     Settlement. Subject to Section 4 (pertaining to withholding of taxes), on the Vesting Date the Company shall deliver to the Participant one share of Common Stock in respect of each of the Restricted Stock Units that vested as of such Vesting Date free of any restrictions.

(c)     Restrictions. Subject to any exceptions set forth in the Plan, no Restricted Stock Unit granted hereunder may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 3 will be null and void and any Restricted Stock Unit which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and this Agreement will be binding upon any permitted successors and assigns. Except as provided in Section 5 of this Agreement, a Restricted Stock Unit shall not entitle the Participant to any incidents of ownership (including, without limitation, dividend and voting rights) in any Share until the Participant is issued the Share to which such Restricted Stock Unit relates pursuant to Section 2(c) hereof.

(d)     Tax Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Participant for federal, state, local or foreign income tax purposes with respect to any Restricted Stock Units, the Participant will pay to the Company or make arrangements satisfactory to the Company regarding the payment of any United States federal, state or local or foreign taxes of any kind required by law to be withheld with respect to the Restricted Stock Units. The obligations of the Company under this Agreement shall be conditioned on compliance by the Participant with this Section 4, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant, including deducting such amount from the delivery of Shares issued upon settlement of the Restricted Stock Units, that gives rise to the withholding requirement. Further, at his election, the Participant may choose to fulfill his tax obligations under this Section 4 by requiring that the Company deduct such amount from the delivery of Shares issued upon settlement of the Restricted Stock Units (i.e., net withhold); provided that in no event shall the Company be required to deduct an amount from such delivery of Shares in excess of the maximum amount that will not result in adverse consequences to the Company for financial accounting purposes.

(e)     Dividend Equivalent Rights. So long as the Award is outstanding, the Participant shall be paid dividend equivalent payments equal to the regular cash dividends paid on the shares of Common Stock covered by this Award as if such Shares had been delivered pursuant to such Award, notwithstanding that such Shares are in respect of unvested Restricted Stock Units. Such amounts will be paid in cash at the same time as the applicable dividends are paid on shares of Common Stock. For the avoidance of doubt, the provisions of this Section 5 shall not apply to any extraordinary dividends or distributions. The Participant will have only the rights of a general unsecured creditor of the Company in respect of such dividend equivalent payments until paid as specified herein.

(f)     Amendment. No amendment of this Agreement shall materially adversely impair the rights of the Participant without the Participant’s consent, except such an amendment made to comply with applicable law (including Applicable Exchange listing standards or accounting rules).

(g)     Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiary, if applicable.

(h)     Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Agreement.

(i)     Severability; Entire Agreement. If any provision of the Plan, this Agreement or the Employment Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provision is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan, this Agreement and the Employment Agreement contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

(j)     Governing Law; Choice of Forum; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to the principles of conflict of laws.

(k)     Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement.

(l)     Section 409A. The amounts payable under this Agreement are intended to avoid the incurrence of tax penalties under Section 409A of the Code. This Agreement shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding anything herein to the contrary, in the event that the Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable and benefits that would otherwise be provided hereunder during the six-month period immediately following the Participant’s separation from service shall instead be paid, with interest in the case of cash payments (calculated at the applicable federal rate) determined as of the separation from service, or provided on the first business day after the date that is six months following the Participant’s separation from service; provided that, if the Participant dies following the Participant’s separation from service and prior to the payment of the any amounts delayed on account of Section 409A of the Code hereunder, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days after the date of the Participant’s death. Neither the Company nor its Affiliates shall have any liability to the Participant with respect to the Participant’s tax obligations that result under any tax law, and neither the Company nor the Partnership make any representation with respect to the tax treatment of the payments and/or benefits provided under this Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the ___ day of October, 2016.

WASHINGTON PRIME GROUP INC.,
an Indiana corporation

By:

        Name:
        Title:

WASHINGTON PRIME GROUP, L.P.,
an Indiana limited partnership

By:  Washington Prime Group Inc.,
an Indiana corporation, its general partner

By:

        Name:
        Title:

PARTICIPANT

By:

Name: LOUIS G. CONFORTI

[Signature Page to WPG Employee RSU Award Agreement]

EXHIBIT B

Form of General Release and Waiver

This General Release and Waiver (this “Release”) is entered into effective as of _________________, 20__, by Louis G. Conforti (the “Executive”) in favor of Washington Prime Group Inc. (the “Company”). Reference is made to the Employment Agreement between the Executive and the Company dated as of October __, 2016, as may be amended from time to time (the “Employment Agreement”). Defined terms used herein but not defined herein shall have the meanings set forth thereto in the Employment Agreement.

1.         Confirmation of Termination.  The Executive’s employment with the Company is terminated as of the Date of Termination as defined in the Employment Agreement.

2.         Resignation.  Effective as of the Date of Termination, the Executive hereby resigns as an officer and, if applicable, director of the Company and any of its affiliates and subsidiaries, as well as from any such positions held with any other entities at the direction or request of the Company or any of its affiliates.  The Executive agrees to promptly execute and deliver such other documents as the Company shall reasonably request to evidence such resignations.  In addition, the Executive hereby agrees and acknowledges that the Date of Termination shall be date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any of its affiliates and subsidiaries.

3.         Termination Benefits.  Assuming that the Executive executes this Release and does not revoke it within the time specified in Section 10 below, then, subject to Section 9 below, the Executive will be entitled to the payments and benefits (subject to taxes and all applicable withholding requirements) contingent upon execution of this Release and payable pursuant to the Employment Agreement and the distribution, payment or settlement with respect to the equity awards distributable pursuant to the Employment Agreement (collectively, the “Termination Benefits”).  Notwithstanding anything herein to the contrary, the Accrued Obligations and Other Benefits (each as defined in the Employment Agreement) shall not be subject to Executive’s execution of this Release.  The Executive acknowledges and agrees that the Termination Benefits exceed any payment, benefit, or other thing of value to which the Executive might otherwise be entitled under any policy, plan or procedure of the Company and/or any agreement between the Executive and the Company.

4.         General Release and Waiver.  In consideration of the Termination Benefits, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits the Company and its affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their successors and assigns, assets, employee benefit plans or funds, and any of their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents, counsel and assigns, whether acting on behalf of the Company or its affiliates or, in their individual capacities (collectively, the “Releasees” and each a “Releasee”) from any and all claims, known or unknown, which the Releasors have or may have against any Releasee arising on or prior to the date of this Release and any and all liability which any such Releasee may have to the Executive, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to (a) any claim under the Age Discrimination in Employment Act of 1967 (including, without limitation, the Older Workers Benefit Protection Act), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Sarbanes-Oxley Act of 2002, all as amended; (b) any claims under any state statutory or decisional law pertaining to wrongful discharge, discrimination, retaliation, breach of contract, breach of public policy, misrepresentation, fraud or defamation, (c) any and all claims under the Indiana Civil Rights Act and the Indiana wage payment provisions, each as amended; (d) any claim under any other Federal, state, or local law and any workers’ compensation or disability claims under any such laws; and (e) any claim for attorneys’ fees, costs, disbursements and/or the like.  This Release includes, without limitation, (i) any and all claims arising from or relating to the Executive’s employment relationship with Company and his service relationship as an officer or director of the Company, or as a result of the termination of such relationships and (ii) any and all matters, transactions or things occurring prior to the Employee’s execution of this Release.  The Executive further agrees that the Executive will not file or permit to be filed on the Executive’s behalf any such claim.  Notwithstanding the preceding sentence or any other provision of this Release, this Release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) in connection with any claim he believes he may have against any Releasee.  However, by executing this Release, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf.  This Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages.  This Release shall not apply to (i) the Company’s obligations pursuant to Section 2(b)(vii), Section 4 and Section 5(b) of the Employment Agreement; (ii) the Executive’s rights to indemnification from the Company or rights to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company; or (iii) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any other Releasee, on the other hand, are jointly liable.

5.         Continuing Covenants.  The Executive acknowledges and agrees that he remains subject to the provisions of Section 8 (Restrictive Covenants) of the Employment Agreement which shall remain in full force and effect for the periods set forth therein.

6.         No Admission; No Claims; No Knowledge of Illegal Action.  This Release does not constitute an admission of liability or wrongdoing of any kind by the Company or any other Releasee.  This Release is not intended, and shall not be construed, as an admission that any Releasee has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any Releasor. The Executive confirms that no claim, charge or complaint against the Company or any other Releasee brought by him exists before any federal, state, or local court or administrative agency. The Executive represents and warrants that he has no knowledge of any undisclosed improper or illegal actions or omissions by the Company, nor does he know of any undisclosed basis on which any third party or governmental entity could reasonably assert such a claim.  This expressly includes any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002.

7.         Heirs and Assigns.  The terms of this Release shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

8.         Miscellaneous.  This Release will be construed and enforced in accordance with the laws of the State of Indiana without regard to the principles of conflicts of law.  If any provision of this Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible.  The parties acknowledge and agree that, except as otherwise set forth herein, this Release constitutes the complete understanding between the parties with regard to the matters set forth herein and, except as otherwise set forth herein, supersede any and all agreements, understandings, and discussions, whether written or oral, between the parties.  No other promises or agreements are binding unless in writing and signed by each of the parties after the Release Effective Date (as defined below).  Should any provision of this Release require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

9.         Additional Acknowledgments, Covenants and Agreements. Executive further acknowledges, covenants, and agrees that:

a.     Executive has received all compensation and benefits Executive was or will be entitled to by virtue of Executive’s employment with the Company;

b.     Executive has been encouraged to seek legal counsel before signing this Release, Executive was given 21 days within which to consider this Release before Executive signed it, and in executing this Release, Executive does not rely upon and has not relied upon any representation or statement with regard to the subject matter, basis or effect of this Release, other than those specifically stated in this Release;

c.     Executive has returned or will immediately return to the Company all keys, files, records, documents, information, data, equipment, lists, computer programs and/or data, property, materials, or other items relating in any way to the business and/or operations of the Company;

d.     Executive shall not defame, or otherwise disparage, the Company or any of its present or former partners, officers, directors, shareholders, agents, independent contractors, employees, representatives, or attorneys, in their representative as well as their individual capacities, or any of the Company’s parents, subsidiaries, affiliates, predecessors, successors or assigns, and the Company shall cause its executives, officers, and Human Resources personnel not to defame or otherwise disparage Executive;

e.     Executive has read and understands this Release, and that Executive executes it voluntarily and of Executive’s own free will; and

f.     Executive’s execution of this Release is in consideration of something of value to which Executive would not otherwise be entitled.

10.       Effective Time of Release.  This Release shall not become effective until it has been fully executed by both parties, but no earlier than the eighth (8th) day after Executive signs it. During the seven-day period immediately following the date of Executive’s execution of this Release, Executive shall be entitled to revoke it by putting the revocation in writing and delivering to the Company, by hand delivery or certified mail, return receipt requested, within seven (7) calendar days of the date on which Executive signs the Release. If Executive delivers the revocation by mail, it must be postmarked within seven (7) calendar days of the date Executive executes the Release. If this release is not revoked during such seven (7) calendar day period, then such seventh day shall be the effective day of the Release (the “Release Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. If the Executive does not execute this Release or exercises his right to revoke hereunder, he shall forfeit his right to receive any of the Termination Benefits, and to the extent such Termination Benefits have already been provided, the Executive agrees that he will immediately reimburse the Company for the amounts of such payment.

                 IN WITNESS WHEREOF, the Executive has duly executed this Release as of the date first set forth above.

EXECUTIVE: Name: Louis G. Conforti

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